Exhibit 99.2

DocuSign Bolsters Balance Sheet with Revolving Credit Facility
SAN FRANCISCO, January 11, 2021 /PRNewswire/ -- DocuSign, Inc. (Nasdaq: DOCU) today announced the closing of a new $500 million, five year senior secured revolving credit facility. The facility will be undrawn at closing and carries an accordion feature allowing for an additional $250 million of capacity, subject to customary terms and conditions.
"This transaction provides us with more flexibility on our balance sheet to deliver on our growth agenda. We are taking advantage of the favorable market environment to optimize our capital structure and strengthen our balance sheet,” remarked Cynthia Gaylor, Chief Financial Officer of DocuSign.
DocuSign also separately announced today the launch of a private offering of senior convertible notes.
Investor Relations:
Annie Leschin
VP Investor Relations
investors@docusign.com
Media Relations:
Adrian Wainwright
Head of Communications
media@docusign.com